Exhibit d(ii)

ESCROW AGREEMENT

DATED 29 OCTOBER 2012

Between

CSR plc

and

J.P. Morgan Securities plc

and

CITIBANK, N.A., LONDON BRANCH

as Escrow Agent

THIS ESCROW AGREEMENT (this “Agreement”) is dated 29 October, 2012.

BETWEEN:

(1)	CSR plc a company organised and existing under the laws of England and Wales whose registered office is at Churchill House, Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ (registered number 04187346) (“Party A”);

(2)	J.P. Morgan Securities plc a company organised and existing under the laws of England and Wales whose registered office is at 25 Bank Street, London E14 5JP (registered number 02711006) (“Party B”); and

(3)	CITIBANK, N.A., LONDON BRANCH, acting through its Agency and Trust business located at Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, United Kingdom (the “Escrow Agent”).

WHEREAS:

(A)	Party A and Party B have requested the Escrow Agent to open and operate escrow accounts in accordance with the terms of this Agreement for the sole purpose of receiving and holding the Account Assets (as defined below);

(B)	The Escrow Agent has agreed to provide certain services to Party A and Party B as set out in this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

“Account Assets” means the credit balance from time to time in the Escrow Account, including all interest accrued thereon and credited to the Escrow Account from time to time.

“Authorised Representative” means a person named in Part 1 of Schedule 2 (Authorised Representatives), as amended pursuant to Clause 5.2.

“Business Day” means a day on which banks, including but not limited to the Escrow Agent, are open for normal business in London.

“Call-back Contact” means a person named in Part 2 of Schedule 2 (Call-back Contacts), as amended pursuant to Clause 5.2.

“Citigroup Company” means Citibank, N.A., or any branch (other than Citibank, N.A., London branch), or any direct or indirect subsidiary of Citibank, N.A.

“Client Money Rules” means the FSA Rules in relation to client money from time to time.

“Designated Account” means in respect of Party A:

Amounts in pounds sterling:

Pay to:	Lloyds TSB Bank plc

Sort code:	30-13-55

Account name:	CSR plc

Account number:	02848281

IBAN:	GB97LOYD30135502848281

Amounts in US Dollars:

Pay to:	Wachovia Bank New York

SWIFT code:	PNBPUS3NNYC

For account of:	Lloyds TSB Bank plc

SWIFT code:	LOYDGB2L

For further credit to:	CSR plc

Account number:	11389459

IBAN:	GB68LOYD30135511389459

“Escrow Accounts” has the meaning set out in Clause 3.1.

“Escrow Amount” means such amounts as may be agreed by Party A and Party B and notified in writing to the Escrow Agent.

“Fee Letter” means the fee letter dated 15 October 2012 between Party A and the Escrow Agent.

“Force Majeure Event” means any event (including but not limited to an act of God, fire, epidemic, explosion, floods, earthquakes, typhoons; riot, civil commotion or unrest, insurrection terrorism, war, strikes or lockouts; nationalisation, expropriation or other related governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry including changes in market rules, currency restrictions, devaluations or fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; and breakdown, failure or malfunction of any telecommunications, computer services or systems, or other cause) beyond the control of any Party which restricts or prohibits the performance of the obligations of such Party contemplated by this Agreement.

“FSA” means the Financial Services Authority.

“FSA Rules” means the rules established by the FSA in the FSA’s Handbook of rules and guidance from time to time.

“Instruction” means any Payment Instruction or any other instruction, communication or direction which the Escrow Agent is entitled to rely on for the purposes of this Agreement.

“KYC Procedures” means the Escrow Agent’s procedures relating to the verification of the identity (including, if applicable, beneficial ownership) and business of its potential and existing clients.

“Member State” means a member state of the European Union.

“Party” means a party to this Agreement.

“Payment Business Day” means a day on which banks, including but not limited to the Escrow Agent, are open for normal business in London and New York.

“Payment Instruction” has the meaning set out in Clause 5.1(a);

“Resignation Date” has the meaning set out in Clause 8.5.

“Resignation Notice” has the meaning set out in Clause 8.2.

1.2	Construction

(a)	the singular includes the plural (and vice versa);

(b)	headings are for convenience only and do not affect the construction of this Agreement;

(c)	references to Clauses and Schedules are to Clauses and Schedules to this Agreement;

(d)	reference to any agreement or document includes amendments and replacements of and supplements to such agreement or document;

(e)	references to any person include successors of such person and its permitted assignees and transferees;

(f)	all references to an account include all replacement accounts for such account; and

(g)	for the avoidance of doubt, the Schedules to this Agreement form part of this Agreement.

1.3	FSA Rules

References to any FSA rules or any other legislation under this Agreement are a reference to such rules or legislation as extended, applied, amended or re-enacted and includes any subordinate legislation and in particular any amendment or re-enactment arising from the implementation of the Markets in Financial Instruments Directive (“MiFID”).

2.	APPOINTMENT

2.1	Party A and Party B designate and appoint the Escrow Agent as escrow agent and the Escrow Agent accepts such designation and appointment in accordance with and limited to the terms and conditions of this Agreement. The term “Escrow Agent” shall include the Escrow Agent for the time being and all its successors further to the provisions of Clause 8. The Escrow Agent confirms and agrees that the Escrow Account will be operated in accordance with the terms of this Agreement.

2.2	The obligations of Party A and Party B under this Agreement shall be several (and not joint and several).

3.	ESTABLISHMENT OF ESCROW ACCOUNTS

3.1	The Escrow Agent confirms that it has opened the escrow accounts, the details of which are set out below, (together the “Escrow Accounts”) in the name of Party A on the terms of this Agreement:

(a)	Project Silk (GBP), designated account number 11658190 denominated in pounds sterling; and

(b)	Project Silk (USD), designated account number 11658204 denominated in US dollars.

3.2	The Escrow Accounts may not go into overdraft.

3.3	The Escrow Agent holds all money forming part of the Account Assets as banker subject to the terms of this Agreement and as a result such money will not be held in accordance with the Client Money Rules.

3.4	Each of Party A and Party B undertakes to the Escrow Agent that it will provide to the Escrow Agent all documentation and other information required by the Escrow Agent from time to time to comply with all applicable regulations in relation to the Escrow Accounts forthwith upon request by the Escrow Agent.

3.5	The Escrow Accounts will not bear interest.

4.	ESCROW AMOUNT

4.1	Party A shall credit the Escrow Amount into the Escrow Accounts on such date as Party A shall notify to the Escrow Agent in writing on one (1) clear Payment Business Day’s notice in accordance with the payment routing instruction set out in Schedule 3 (Payment Routing Instruction re Escrow Accounts) or such other payment routing instruction as the Escrow Agent shall notify to Party A from time to time on five (5) clear Payment Business Days’ notice. In the case of a sterling payment Party A will procure that a copy of the related CHAPS message is delivered to the Escrow Agent at the e-mail address in Clause 10.1(c) by 3.30 p.m. London time on the date of payment. In the case of a US dollar payment Party A will procure that a copies of the related SWIFT payment and pre-advice messages are delivered to the Escrow Agent at the e-mail address in Clause 10.1(c) by 4.00 p.m. London time on the date of payment. The Escrow Agent shall notify Party A and Party B by email of the Escrow Amount credited to the Escrow Accounts as soon as is reasonably practicable after the Escrow Amount has been so credited.

4.2	All amounts deposited and held in the Escrow Accounts and credited to the Escrow Accounts from time to time (but subject to Clause 5.7) shall be deemed to form part of the Account Assets.

4.3	The Escrow Agent agrees that it shall have no claim whatsoever over the Account Assets, including without limitation, in respect of its fees and expenses or by virtue of any right to set-off it may have against Party A.

4.4	Party B agrees that the Escrow Agent has no responsibility whatsoever to ensure that amounts are deposited by Party A to the relevant Escrow Account.

5.	OPERATING/RELEASE PROCEDURE

5.1	Subject to Clauses 5.4 to 5.7, 6 and 7, the Escrow Agent shall release the Account Assets or any portion thereof to any designated payee, including Party A and Party B, in accordance with:

(a)	the terms of a payment instruction substantially in the form set out in Schedule 1 (Form of Payment Instruction) (a “Payment Instruction”) signed by an Authorised Representative of Party A and an Authorised Representative of Party B directing the Escrow Agent to release the Account Assets or any portion thereof as set forth therein. Such Payment Instruction shall be given to the Escrow Agent by no later than 10.30 a.m. (U.K. time) on 30 November 2012 (or such later date as the Parties agree); or

(b)	the terms of an order, judgment, award, decision or decree ordering the release of the Account Assets or any portion thereof, accompanied by a legal opinion satisfactory to the

Escrow Agent given by counsel for the party requesting such release to the effect that such order, judgment, award, decision or decree represents a final adjudication of the rights of the parties by a court or tribunal of competent jurisdiction, and that the time for appeal from such order, judgment, award, decision or decree has expired without an appeal having been made, provided that the Escrow Agent shall only be required to release such funds on a Payment Business Day.

5.2	Party A and Party B undertake to give the Escrow Agent three (3) clear Business Days’ notice in writing in accordance with Clause 10 of any amendment to their Authorised Representatives or Call-back Contacts giving the details specified in the relevant part of Schedule 2 (Authorised Representatives and Call-back Contacts). Any amendment of the Authorised Representatives or Call-back Contacts of Party A or Party B shall take effect upon the expiry of such three (3) clear Business Days’ notice (or such shorter period as agreed by the Escrow Agent in its absolute discretion).

5.3	As soon as practicable upon receipt of an order, judgment or decree and opinion of counsel referred to in Clause 5.1(b) (and in no event later than five (5) clear Payment Business Days following any such receipt), the Escrow Agent shall release the Account Assets, or portion thereof, in accordance therewith.

5.4	Any payment by the Escrow Agent under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable law, rule, regulation, or practice of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation with which the Escrow Agent is bound to comply.

5.5	Prior to making any deduction or withholding in accordance with Clause 5.4, the Escrow Agent shall notify in writing Party A and Party B of such proposed deduction or withholding.

5.6	If the Escrow Agent is required by law, rule, regulation, or practice of any relevant government, government agency, regulatory authority, stock exchange or self regulatory organisation with which the Escrow Agent is bound to comply to make a deduction or withholding referred to in Clause 5.4, it will not pay an additional amount in respect of that deduction or withholding to the relevant Party.

5.7	Unless the Escrow Agent is given prior written notice to the contrary by either Party A or Party B, where on 31 May 2013, there are any amounts standing to the credit of the Escrow Accounts, the Escrow Agent shall transfer all amounts standing to the credit of the Escrow Accounts to the Designated Account of Party A.

5.8	In the event that a Payment Instruction specifies a currency which is not the currency of the relevant Escrow Account, the Escrow Agent shall, subject to Clause 3.2, convert the relevant amount of funds from the Escrow Account to make payment of the amount specified in the Payment Instruction at the rate given to the Escrow Agent by its associated treasury department.

5.9	The Escrow Agent shall provide Party A and Party B with a copy of the relevant SWIFT message as soon as is reasonably practicable after making a payment pursuant to a Payment Instruction.

6.	ESCROW AGENT

6.1	To induce the Escrow Agent to act hereunder, it is further agreed by Party A and Party B that:

(a)	the Escrow Agent shall not be under any duty to give the Account Assets held by it hereunder any greater degree of care than it gives to amounts held for its general banking customers;

(b)	this Agreement expressly sets forth all the duties of the Escrow Agent. The Escrow Agent shall not be bound by (and shall be deemed not to have notice of) the provisions of any other agreement entered into by or involving Party A and Party B except this Agreement and any Instruction and no implied duties or obligations of the Escrow Agent shall be read into this Agreement or any Instruction, whether or not such agreement has been previously disclosed to the Escrow Agent;

(c)	the Escrow Agent is under no duty to ensure that funds withdrawn from the Escrow Accounts are actually applied for the purpose for which they were withdrawn or that any Instruction is accurate, correct or has been validly given in accordance with the terms of any agreement or other arrangement between Party A and Party B, provided always that the Escrow Agent acts (in good faith) in accordance with the terms of this Agreement;

(d)	neither the Escrow Agent nor any of its respective officers, employees or agents shall be required to make any distribution to the extent that the Account Assets are insufficient and shall incur no liability whatsoever from any non-distribution in such circumstances;

(e)	Party A and Party B unconditionally agree to the call-back arrangement and the use of any form of telephonic or electronic monitoring or recording by the Escrow Agent according to the Escrow Agent’s standard operating procedures or as the Escrow Agent deems appropriate for security and service purposes, and that such recording may be produced as evidence in any proceedings brought in connection with this Agreement;

(f)	(i)	the Escrow Agent shall not be liable to any person or entity for any loss, liability, claim, debts, action, damages or expenses arising out of or in connection with its performance of or its failure to perform any of its obligations under this Agreement save as are caused by its own gross negligence, wilful default or fraud;

(ii)	the Escrow Agent shall not be responsible for any loss or damage, or failure to comply or delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any Force Majeure Event or any event if where, in the reasonable opinion of the Escrow Agent, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Escrow Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation to which the Escrow Agent is subject;

(iii)	without prejudice to the obligation of the Escrow Agent to transfer all or part of the Account Assets in accordance with this Agreement, the liability of the Escrow Agent hereunder shall be limited to an amount equal to an amount equal to the aggregate fees payable to the Escrow Agent under the Fee Letter; and

(iv)	notwithstanding the foregoing, under no circumstances will the Escrow Agent be liable to any Party for any indirect, incidental or consequential loss or damage (being inter alia, loss of business, goodwill, opportunity or profit) even if advised of such loss or damage;

(g)	Party A shall indemnify and keep the Escrow Agent (and, without limitation, its directors, officers, agents and employees) indemnified and hold each of them harmless from and against any and all losses, liabilities, claims, debts, actions, damages, fees and expenses, (including fees and disbursements of professional advisers (including lawyers)), arising out of or in connection with this Agreement, including as a result of the Escrow Agent’s appointment under this Agreement, save as are caused by its own gross negligence, wilful default or fraud, provided always that the Escrow Agent shall not have any right to set-off against the Account Assets in relation to any amounts due and owing by Party A to the Escrow Agent pursuant to this Clause 6.1(g).

(h)	without prejudice to Clause 6.1(i), the Escrow Agent shall not be obliged to make any payment or otherwise to act on any Instruction notified to it under this Agreement if it is unable:

(i)	to verify any signature pursuant to any request or Instruction against the specimen signature provided for the relevant Authorised Representative hereunder; and

(ii)	to validate the authenticity of the request by telephoning a Call-back Contact who has not executed the relevant request or Instruction as an Authorised Representative of the relevant Party;

(i)	the Escrow Agent shall be entitled to rely upon any order, judgment, decree, certification, demand, notice or other written instrument (including any Instruction or any requirement and/or request for information delivered by a party referred to in Clause 6.2 below) delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the validity of the service thereof. The Escrow Agent may acting in good faith, act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorised to do so.

(j)	Party A and Party B acknowledge that the Escrow Agent is authorised to rely conclusively upon any Instructions received by any means agreed hereunder or otherwise agreed by all parties hereto. In furtherance of the foregoing:

(i)	without prejudice to Clause 6.1(m), the Escrow Agent may rely and act upon an Instruction if it reasonably believes that such Instruction is genuine, contains sufficient information and has emanated from the Authorised Representative in which case, if the Escrow Agent acts in good faith on any such Instructions, such Instructions shall be binding on Party A or Party B (as the case may be) and the Escrow Agent shall not be liable to the extent that any liability would otherwise so arise from acting upon any such instruction in accordance with the terms of this Agreement. The Escrow Agent is not responsible for errors or omissions made by Party A and/or Party B or resulting from fraud or the duplication of any Instruction by Party A and/or Party B;

(ii)	notwithstanding any other provision hereof, the Escrow Agent shall have the right to refuse to act on any Instruction where it reasonably doubts its contents, authorisation, origination or compliance with this Agreement and will promptly notify Party A and Party B of its decision;

(iii)

if Party A and/or Party B informs the Escrow Agent that it wishes to recall, cancel or amend an Instruction, the Escrow Agent is not obliged but will use its reasonable efforts to comply to the extent it is practicable to do so before the release or transfer of the Account Assets. Subject to item (ii) above, any such recall, cancellation or amendment to the Instructions acted upon by the Escrow Agent shall be binding on the party who issues such Instructions; and

(iv)	all Instructions to the Escrow Agent shall be sent in accordance with Clause 10.1(d). Party A and Party B expressly acknowledge that they are fully aware of and agree to accept the risks of error, security and privacy issues and fraudulent activities associated with transmitting Instructions through facsimile or any other means requiring manual intervention;

(k)	the Escrow Agent may consult lawyers (or other appropriate professional advisers) over any question as to the provisions of this Agreement or its duties and hereby agrees to disclose a summary of the advice on which it intends to rely, produced by such lawyers or professional advisers, to Party A and Party B upon request. Without prejudice to Clauses 6.1(f)(i) and 6.1(f)(iii), the Escrow Agent shall not be liable for any action taken or omitted in accordance with such advice (in the absence of such advice containing a material manifest error);

(l)	this paragraph (l), paragraph (f), paragraph (g) and paragraph (i), above, shall survive notwithstanding any termination of this Agreement or the resignation or replacement of the Escrow Agent;

(m)	the Escrow Agent shall have no responsibility for the accuracy or appropriateness of the contents of any ruling (including the merits of such ruling) of arbitrators or any third party contemplated in any other document to which Party A and Party B are party as a means to resolve disputes and may rely without any liability upon the contents;

(n)	in the event of adverse claims or demands being made by a third party in connection with the Account Assets, or in the event that the Escrow Agent, acting in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled in its sole discretion to refuse to comply with any claims, demands or Instructions with respect to the Account Assets and to retain the Account Assets until required to release it in accordance with Clause 5.1(b) or until Party A and Party B jointly demonstrate to the Escrow Agent’s satisfaction, acting in good faith, that the adverse claims or demands have been dismissed or withdrawn by the third party or that the circumstances giving rise to the relevant doubt have been resolved or clarified such that the Escrow Agent is no longer in doubt as to what action it should take hereunder. The Escrow Agent shall not be or become liable in any way to Party A or Party B for failure or refusal to comply with conflicting claims, demands or Instructions under the circumstances contemplated by this Clause 6.1(n);

(o)	no printed or other matter in any language (including without limitation prospectuses, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers, or duties of the Escrow Agent shall be publicly issued by Party A or Party B or on their behalf unless the Escrow Agent shall first have given its express written consent thereto; and

(p)	(i)	the obligations and duties of the Escrow Agent will be performed only by the Escrow Agent and, except to the extent required under any applicable law, are not obligations or duties of (and may not be delegated by the Escrow Agent to) any other Citigroup Company (or branch) or any other person; and

	(ii)	the rights of Party A and Party B with respect to the Escrow Agent extend only to such Escrow Agent and, except to the extent required under any applicable law, do not extend to any other Citigroup Company or any other person.

6.2	The Escrow Agent will treat information relating to Party A and Party B as confidential, but (unless consent is prohibited by law) Party A and Party B consent to the transfer and disclosure by the Escrow Agent of any information relating to Party A and Party B to and between branches, subsidiaries, representative offices, affiliates and agents of the Escrow Agent and third parties selected by any of them, wherever situated, for confidential use (including without limitation in connection with the provision of any service and for data processing, statistical and risk analysis purposes). The Escrow Agent and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as is required or requested by any court, legal process or banking, regulatory or examining authority (whether governmental or otherwise) including any auditor of a Party and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system.

6.3	Any statement or report provided by the Escrow Agent on a regular basis in respect of the Escrow Accounts or any transactions or transfers of the Account Assets shall be deemed to be correct and final upon receipt thereof by Party A and/or Party B unless Party A and/or Party B notify the Escrow Agent in writing to the contrary within thirty (30) clear days from the date of such statement or report.

6.4	For the purposes of the call-back arrangement, Party A and Party B shall provide the list of Call-back Contacts as specified in Part 2 of Schedule 2 (Call-back Contacts). Party A and Party B acknowledge and accept the risks associated with any appointment of the same person(s) to act as their respective Authorised Representative and Call-Back Contact. Party A and Party B further acknowledge and agree that the Escrow Agent may rely upon the confirmations or responses of anyone purporting to be the Call-back Contact in answering the telephone call-back of such Escrow Agent and that Party A and Party B shall assume all risks and losses (if any) resulting from such confirmations or responses.

6.5	Party A and Party B shall seek to ensure that their respective Call-back Contacts as specified in Part 2 of Schedule 2 (Call-back contacts) will be readily available to provide such confirmations or responses as the Escrow Agent is accustomed to require in connection with any telephone Call-back of the Escrow Agent.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Party A represents and warrants to the Escrow Agent that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not subject to any insolvency procedure;

(b)	it has the power to enter into and perform its obligations under this Agreement which constitutes its legally binding and enforceable obligations;

(c)	this Agreement and the underlying transaction to which it relates will not conflict in any material respect with:

(i)	any applicable law or regulation or any official or judicial order or control; or

(ii)	its constitutional documents; or

(iii)	any material agreement to which it is a party or which is binding upon it or its assets;

(d)	neither it nor any of its assets enjoys a right of immunity from set off, proceedings or execution in respect of its obligations under this Agreement and each Instruction;

(e)	all governmental and other consents and/or approvals that are required to have been obtained by it with respect to this Agreement or payments under it including but not limited to all exchange control approvals from a central bank or other similar authority, have been obtained and are in full force and effect and all conditions of any such consents and/or approval have been (or as applicable will be) complied with.

7.2	Party B represents and warrants to the Escrow Agent that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction or incorporation, and is not subject to any insolvency procedure; and

(b)	it has the power to enter into and perform its obligations under this Agreement which constitutes its legally binding and enforceable obligations.

7.3	The Escrow Agent represents and warrants to each of Party A and Party B that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction or incorporation, and is not subject to any insolvency procedure; and

(b)	it has the power to enter into and perform its obligations under this Agreement which constitutes its legally binding and enforceable obligations.

7.4	Each of Party A and Party B undertakes not to supply to the Escrow Agent any personal data or sensitive data, whether relating to such party, its personnel, customers or other data subjects, except to the extent that Party A or Party B is required to provide such information in order to comply with requests for information made by the Escrow Agent pursuant to its KYC Procedures. The Escrow Agent will process such information for the purpose of carrying out its KYC Procedures and will keep it secure and confidential.

7.5	For the purposes of Clause 7.4 “data subject”, “personal data” and “sensitive data” each have the meaning given to them in the EU Directive 95/46/EC as implemented by the relevant Member State.

8.	REPLACEMENT OF ESCROW AGENT

8.1	Party A and Party B, acting together, may at any time replace the Escrow Agent by giving (a) written notice in accordance with Clause 10 to such effect; and (b) details of such replacement including the account details of such replacement to the Escrow Agent. Within thirty (30) clear days of receipt of such notice and details, the Escrow Agent shall transfer the Escrow Amount to such replacement at the account details provided in accordance with this Clause 8.1.

8.2	Subject to Clause 8.3, the Escrow Agent may at any time resign for any reason by giving written notice (a “Resignation Notice”) to such effect to Party A and Party B. On receipt of a Resignation Notice from the Escrow Agent, Party A and Party B shall appoint a successor escrow agent as soon as practicable and in any event within thirty (30) clear days of the Resignation Notice by giving (a) written notice in accordance with Clause 10 to such effect; and (b) details of such replacement including the account details of such replacement to the Escrow Agent. Within thirty (30) clear days of receipt of such notice and details, the Escrow Agent shall transfer the Account Assets to such replacement at the account details provided in accordance with this Clause 8.2.

8.3	Where a Payment Instruction is delivered to the Escrow Agent in accordance with Clause 5.1(a), the Escrow Agent shall not be entitled to serve a Resignation Notice until each relevant payment is made pursuant to such Payment Instruction.

8.4	If thirty (30) clear days after the date of deemed receipt of a Resignation Notice a successor escrow agent has not been appointed in accordance with Clause 8.2 above, the Escrow Agent may:

(a)	appoint a successor escrow agent itself and transfer all of the Escrow Amount to that successor escrow agent; or

(b)	petition a court of competent jurisdiction to appoint a successor escrow agent or otherwise direct the Escrow Agent in any way in relation to the Escrow Amount.

8.5	The resignation of the Escrow Agent will take effect on the earliest of:

(a)	the date of the transfer of the Escrow Amount to the successor escrow agent under Clause 8.1;

(b)	the date of the appointment of a successor escrow agent under Clauses 8.1, 8.2 or 8.4;

(c)	the date of an order of a court of competent jurisdiction under Clause 8.4(b) above; or

(d)	the day which is thirty (30) days after the date on which Party A and Party B are deemed to have received the Escrow Agent’s Resignation Notice pursuant to Clause 10,

(such date being the “Resignation Date”).

8.6	From the date that a Resignation Notice is given, until the Resignation Date, the Escrow Agent’s sole responsibility is to safekeep the Account Assets and the Escrow Agent shall not be obliged to (but may, in its absolute discretion) release amounts in accordance with a Payment Instruction delivered in accordance with Clause 5.1(a). Upon its resignation, the Escrow Agent shall transfer the Account Assets to the successor escrow agent in accordance with Clause 8.1, 8.2 or (as the case may be) 8.4(a), or to the court of competent jurisdiction or otherwise in accordance with the order of a court of competent jurisdiction.

8.7	Any costs (including any transfer or foreign exchange costs) shall be for the account of Party A and the Escrow Agent shall be entitled to deduct the same from the Account Assets prior to the transfer thereof or take such other steps having equivalent (but not greater) effect.

8.8	On transfer of the Account Assets in accordance with Clauses 8.1, 8.2 or 8.4 above, the Escrow Agent shall be discharged from all further obligations arising in connection with this Agreement.

9.	FEES AND EXPENSES

9.1	In consideration of the performance of its role under this Agreement, Party A shall pay to the Escrow Agent the amounts set out in accordance with the Fee Letter.

9.2	In addition to the fees payable under 9.1, above Party A shall in accordance with Clause 6.1(g) pay to the Escrow Agent:

(a)	all out-of-pocket expenses reasonably incurred by the Escrow Agent in performance of its role under this Agreement (including, but not limited to, all legal fees, stamp and other documentary duties or taxes and expenses incurred in connection with the preparation and negotiation of this Agreement) and/or expenses of any transfers of all or part of the Account Assets including but not limited to charges imposed by any banks or other third parties in relation to any such transfer; and

(b)	additional remuneration at the Escrow Agent’s prevailing rate from time to time if (y) the Escrow Agent is required to undertake work which it considers to be of an extraordinary nature and (z) the Escrow Agent has notified Party A of its intention to charge such additional remuneration in advance of it being undertaken. The Parties acknowledge that work of an extraordinary nature includes, without limitation,

(i)	involvement in any disputes between the Parties relating to this Agreement or the Account Assets;

(ii)	material discussions as to the interpretation of this Agreement or any applicable law or regulation;

(iii)	involvement in or associated with any legal or regulatory proceedings;

(iv)	issues arising out of an insolvency procedure or similar relating either to Party A or to Party B; and

(v)	material amendments to this Agreement or work associated with the review and/or execution of any additional documentation not in the contemplation of all of the Parties at the date of this Agreement.

9.3	All amounts of whatever nature payable to, and recoverable by, the Escrow Agent pursuant to the terms of this Agreement shall be payable without set-off or counterclaim, by Party A within three (3) clear Business Days of receipt by Party A of any invoice of the Escrow Agent. Payment routing details are appended to this Agreement.

10.	NOTICES

10.1	All communications required pursuant to this Agreement shall be in writing, in English and addressed to the respective party as follows:

(a)	if to Party A:

CSR PLC, Churchill House, Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ

Attention:	The Company Secretary

E-mail:	brett.gladden@csr.com (to which account statements may be sent)

With a copy to: Slaughter and May, One Bunhill Row, London EC1Y 8YY

Attention:	William Underhill

E-mail:	william.underhill@slaughterandmay.com

or such other details as Party A may notify to each Party by not less than five (5) clear Business Days’ notice.

(b)	if to Party B:

J.P. Morgan Cazenove, 25 Bank Street, London E14 5JP

Attention:	Rupert Sadler and James Robinson

E-mail:	rupert.sadler@jpmorgancazenove.com and james.robinson@jpmorgancazenove.com (to which account statements may be sent)

With a copy to: Ashurst LLP, Broadwalk House, 5 Appold Street, London, EC2A 2HA

Attention:	Nick Bryans

E-mail:	nick.bryans@ashurst.com

or such other details as Party B may notify to each Party by not less than five (5) clear Business Days’ notice.

(c)	if to the Escrow Agent:

Citigroup Centre,
Canada Square, Canary Wharf, London E14 5LB, United Kingdom

Attention:	Specialised Agency Group

Fax:	+44 (0)207 508 3883

Email (for general correspondence to the Escrow Agent only; any notice, Instruction, consent or similar communication required by the terms of this Agreement shall only be given in writing delivered in person, by post or by fax):

gss.spagaccountbank@citi.com

or such other details as the Escrow Agent may notify to each Party by not less than five (5) clear Business Days’ notice.

(d)	any Payment Instruction or communication under Clauses 8.1 and 8.2 may only be sent to the Escrow Agent by fax.

(e)	Schedule 2 (Authorised Representatives and Call-back Contacts) may only be sent to the Escrow Agent in original form in person or by post.

10.2	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(a)	if delivered in person, at the time of delivery;

(b)	if posted, five (5) clear Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(c)	if by fax when received in legible form; and

(d)	if by e-mail or any other electronic communication (subject to the limitations set out in Clause 10.1(c) and 10.1(a) above), when received in legible form.

10.3	A communication given under Clause 10.2 above but received on a non-Business Day, or after close of business on a Business Day in the place of receipt will only be deemed to be given on the next Business Day in that place.

11.	GENERAL

11.1	This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors and assigns. Other than as expressly contemplated in this Agreement, neither Party A nor Party B may transfer or assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

11.2	The Parties shall not be bound by any modification of this Agreement, including the transfer of any interest hereunder, unless such modification is in writing and signed by all of them.

11.3	Terms of this Agreement may only be waived by written consent in accordance with Clause 10 signed by the Party granting the waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.

11.4	(a)	This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

	(b)	Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

	(c)	So far as is permitted by law and except in the case of fraud, each of the Parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement, and any non-contractual obligation arising out of or in connection with it, shall be construed in accordance with and governed by English law.

12.2	The courts of England and Wales shall have exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement (including any dispute relating to the existence, validity or termination of this Agreement, or any non-contractual obligation arising out of or in connection with this Agreement, or the consequences of the nullity of this Agreement), and the Parties irrevocably submit to the exclusive jurisdiction of such courts. The Parties agree that delivery or mailing of any process or other papers in any manner provided in Clause 10 (other than email), or in such other matter as may be permitted by law, shall be valid and sufficient service thereof. To the extent allowed by law, the Escrow Agent may take:

(a)	proceedings in any other court; and

(b)	concurrent proceedings in any number of jurisdictions.

12.3	If a provision of this Agreement or Instruction is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement or the respective Instruction, as the case may be.

12.4	This Agreement and any Instruction may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this Agreement or respective Instruction, as the case may be.

12.5	A person who is not party to this Agreement may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999. Further, notwithstanding any term of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement, and any such variation, waiver or termination may be made without regard for the interests of any third party. Party A and Party B agree that no third party may rely on this Agreement to any extent whatsoever.

13.	TERMINATION

13.1	Subject to Clause 6.1(l), this Agreement shall terminate and the Escrow Agent shall be discharged from all duties and liabilities hereunder (other than liabilities, if any, arising as a result of any prior breach of this Agreement by the Escrow Agent), only upon such date as: (a) the Escrow Agent shall have distributed all of the Account Assets pursuant to this Agreement; or (b) if the Escrow Amount is not credited to or received in the Escrow Accounts in accordance with Clause 4 by 28 February 2013 (or such later date as the Parties agree).

13.2	Upon termination of this Agreement in accordance with Clause 13.1, the Escrow Agent shall promptly close the Escrow Accounts.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

FORM OF PAYMENT INSTRUCTION

[N.B. If this Payment Instruction represents the final Payment Instruction then please include the following wording:]

[The payment[s] contemplated by this Payment Instruction represent[s] the final payment to be made from the Escrow Account. The Escrow Account is therefore to be closed in accordance with Clause 13.2].

Citibank, N.A., London Branch

Citigroup Centre,

Canada Square,

Canary Wharf,

London, E14 5LB,

United Kingdom

For the attention of Specialised Agency Group

Fax: +44(0) 207 508 3883

[DATE]

Escrow Agreement

We refer to the agreement dated [—] between Party A, Party B and Citibank, N.A., London Branch, as Escrow Agent (the “Escrow Agreement”). Words and expressions used in this Payment Instruction shall have the same meanings as in the Escrow Agreement.

This Payment Instruction is being provided to you in accordance with Clause 5.1(a) of the Escrow Agreement. You are instructed to pay the following amount[s] from the Escrow Account[s] [including any interest accrued on such amount but not credited to the relevant Escrow Account]/[excluding any interest credited to such Escrow Account] specified below:

[Escrow Account [—]]

(a)	[Correspondent Bank]

[SWIFT Code]/[ABA number (if US Dollars)]

(b)	[Beneficiary Bank]

[SWIFT Code/[Sort Code/(if Sterling)]]

(c)	[Account Name]

(d)	[Account Number]

(e)	[Reference, if applicable]

Amount:	[in words]
Currency:	[—]

(f)	[Payment date]

N.B. This Payment Instruction is to be received by the Escrow Agent by close of business (London time) three clear Business Days prior to the value date of the intended payment.

This Payment Instruction shall be governed by English law.

J.P. Morgan Securities plc

By:
(Authorised Representative)

and

CSR plc

By:
(Authorised Representative)

SCHEDULE 2

AUTHORISED REPRESENTATIVES AND CALL-BACK CONTACTS

PART 1

AUTHORISED REPRESENTATIVES

Party A

Name:	Position	Specimen signature	Telephone number*

1.

2.

3.

4.

Party B

Name:	Position	Specimen signature	Telephone number†

1.

2.

3.

4.

*	As Call-back Contact
†	As Call-back Contact

PART 2

CALL-BACK CONTACTS

Party A

Name	Position	Telephone number

1. Will Gardiner	Chief Financial Officer	+44 (0)1223 692966

2. Brett Gladden	Company Secretary	+44 (0)1223 692168

3.

4.

Party B

Name	Position	Telephone number

1. James Robinson	Vice President	+44 (0)7841 497747

2. Aditi Varghese	Associate	+44 (0)7841 567545

3. Baltazar Lam	Associate	+44 (0)7584 204840

4. Ruper Sadler	Managing Director	+44 (0)7887 567542

SCHEDULE 3

PAYMENT ROUTING INSTRUCTION RE ESCROW ACCOUNT[S]

In respect of GBP:

Pay to: Citibank, N.A., London Branch
SWIFT code:	CITIGB2L
Sort code:	18-50-08
For the account of:	CSR plc Project Silk (GBP)
Account number:	11658190
IBAN: GB36CITI18500811658190

Reference:	[Reference, if applicable]

In respect of USD:

Pay to: Citibank, N.A., 111 Wall Street, New York NY 10043
SWIFT code:	CITIUS33
For Account of: Citibank, N.A., London
SWIFT Code:	CITIGB2L
For Further Credit to:		CSR plc Project Silk (USD)
Account Number:		GB46CITI18500811658204

Reference:		[Reference, if applicable]

SIGNATORIES

CSR PLC

By:

/s/ Brett N. Gladden

J.P. MORGAN SECURITIES PLC

By:

/s/

CITIBANK, N.A., LONDON BRANCH

By:

/s/ Emma Clark

APPENDIX

INVOICE PAYMENT DETAILS

US Dollars

Pay to:	Citibank, N.A., New York Branch
SWIFT code:	CITIUS33
For the account of:	Citibank, N.A. London Branch
Account number:	10990765

For further credit to:	Agency & Trust
Account Number:	8735948
IBAN:	GB91CITI18500808735948

Reference:	Invoice No: [Please quote invoice number]

EURO

Pay to:	Citibank, N.A., London Branch
SWIFT code:	CITIGB2L
For the account of:	Agency & Trust
Account number:	8378339
IBAN:	GB57CITI18500808378339

Reference:	Invoice No: [Please quote invoice number]

Pounds Sterling

Pay to:	Citibank, N.A., London Branch
SWIFT code:	CITIGB2L
Sort code:	18-50-08
For the account of:	Agency & Trust
Account number:	625728
IBAN:	GB83CITI18500800625728

Reference:	Invoice No: [Please quote invoice number]